UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP

JCP SINGLE-ASSET PARTNERSHIP, LP

JCP INVESTMENT PARTNERS, LP

JCP INVESTMENT HOLDINGS, LLC

JCP INVESTMENT MANAGEMENT, LLC

JAMES C. PAPPAS

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

BANDERA MASTER FUND L.P.

BANDERA PARTNERS LLC

GREGORY BYLINSKY

JEFFERSON GRAMM

LAKE TRAIL MANAGED INVESTMENTS LLC

LAKE TRAIL CAPITAL LP

LAKE TRAIL CAPITAL GP LLC

THOMAS W. PURCELL, JR.

JOSHUA E. SCHECHTER

JOHN B. MORLOCK

ALAN VITULI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of JCP’s slate of highly qualified director nominees to the Board of Directors of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 25, 2017, JCP issued the following press release, which was also posted to www.FixFiesta.com:

JCP SETS THE RECORD STRAIGHT ON FIESTA RESTAURANT GROUP’S MISLEADING PRESENTATION

Highlights False and Misleading Statements in Fiesta’s May 23, 2017 Presentation

Demonstrates JCP’s Track Record of Value Creation

Encourages Stockholders to vote the GOLD Proxy to Elect John B. Morlock and James C. Pappas

HOUSTON, TX, May 25, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 9.0% of the Company’s outstanding shares, has deemed it necessary to address Fiesta’s May 23, 2017 presentation in connection with the annual meeting to be held on June 7, 2017. JCP believes that the Company’s presentation contains a number of false and misleading statements with respect to Fiesta and JCP that must be addressed.

FIESTA FICTION #1: The Company’s Board of Directors (the “Board”) has proactively taken steps to address Fiesta’s underperformance.

FACTS: The Board has taken defensive and reactionary measures after our public involvement.

The indisputable truth is that each of the following occurred after our public involvement:

  CEO was replaced – but given the 5-month gap without a permanent CEO, it is evident the Board was not prepared with a succession plan
    Notably, new CEO Rich Stockinger was not added to the Board upon his appointment as CEO – but he was added after JCP questioned his lack of addition during settlement discussions
  3 new directors with restaurant industry experience were added to the Board (including the CEO) – but no non-executive director has stepped down from the Board
  Fiesta’s “Strategic Renewal Plan” was released
  The first purchase of Fiesta shares by an incumbent director was made

Also occurring after our involvement have been a number of personal attacks with untrue statements that do not warrant repeating, which we believe demonstrates the lengths the incumbents will go to continue their pattern of entrenchment.

While Fiesta has attempted to portray JCP as being unreasonable in settlement discussions, the simple truth is that JCP could not in good faith enter into any agreement that served to further entrench the incumbent directors – which is exactly what JCP feared a 2-year standstill and no incumbent director coming off the Board would do.

JCP is committed to seeking the election of direct stockholder representatives with restaurant industry experience who will improve the Company’s corporate governance practices and represent the best interests of all stockholders.

FIESTA FICTION #2: The Board does not believe James C. Pappas will serve stockholders well.

FACTS: The Board offered to add Mr. Pappas to the Board – indicating a belief that Mr. Pappas’ addition to the Board would benefit stockholders. As shown in the table below, Mr. Pappas has a demonstrable track record of creating stockholder value after becoming publicly involved with a company.

TICKER	NAME	IRR	% RETURN	PERIOD(1) (MOS)	ENTERPRISE VALUE
JAX	J. Alexander's Corporation	256%	112%	7	$92m
PTRY	The Pantry, Inc.	210%	138%	9	$1.7b
MRFD	Morgan's Foods, Inc.	120%	488%	27	$48m
CWST	Casella Waste Systems, Inc.	54%	144%	25	$1.1b
AMRE	AmREIT, Inc.	52%	21%	5	$764m
CST	CST Brands, Inc.	39%	25%	8	$5.2b
VVI	Viad Corp.	25%	61%	25	$1.1b
HTM	US Geothermal Inc.	14%	18%	15	$170m
TLF	Tandy Leather Factory, Inc.	11%	11%	12	$67m
JMBA	Jamba, Inc.	-28%	-54%	28	$107m
AVERAGE		75%	96%	16	$1.0b

(1)Performance calculated from date of public involvement or joining board, as applicable, until May 23, 2017 (unless company was acquired).

Although Fiesta would like to harp on Jamba, Inc., its performance to date is clearly the outlier for JCP’s portfolio companies, and Mr. Pappas’ efforts to drive stockholder value remain ongoing. We find it ironic that Fiesta has emphasized the fact that Jamba made a notification of late filing (“NT Filing”) with the SEC considering that since Fiesta director (and former Chairman) Jack A. Smith became a director and chairman of the audit committee of Omagine, Inc. (OTC:OMAG) in September 2015, it has made 6 such NT Filings and is down over 83%.1

FIESTA FICTION #3: Mr. Pappas’ interests are not aligned with stockholders, and he does not have the time to devote to Fiesta.

FACTS: Fiesta represents JCP’s largest investment in terms of invested capital. JCP, an investment firm representing more than 60 clients (from university endowments, pension funds, family offices and other institutions) across the capital structure, believes the investment opportunity at Fiesta is significant. Like all of Fiesta's other stockholders, we will only be able to achieve a return on our investment upon the appreciation in value of Fiesta's stock. With Fiesta representing JCP’s largest investment, Mr. Pappas has an added incentive to dedicate his maximum time and effort to maximizing value for Fiesta’s stockholders.

1 Calculated from August 31, 2015 (day prior to Mr. Smith joining Omagine) to May 24, 2017.

Fiesta’s strategy to question Mr. Pappas’ interest alignment with stockholders and his time availability is quite interesting considering:

  Prior to recently appointed director Paul E. Twohig’s purchase in March 2017, no incumbent director had ever purchased a single Fiesta share2
    The lack of personal investment by the incumbents raises questions as to their interest alignment with stockholders and magnifies the need for direct stockholder representation on the Board
  The aggregate number of shares beneficially owned by the incumbent directors has drastically declined since the completion of the Company’s spin-off in May 2012
    Brian P. Friedman’s beneficial ownership alone has declined by over 83% (even including recent purchases by Leucadia)
  Barry J. Alperin and Mr. Friedman, the two Jefferies-affiliated directors we are opposing, both serve on more boards of directors than Mr. Pappas
    Mr. Pappas serves on 3 boards while Messrs. Alperin and Friedman serve on at least 4 and 5 boards, respectively, while Mr. Friedman also serves as President of a multi-billion dollar holding company

Stockholders should ask themselves who appears to have a greater incentive and capacity to represent their best interests. Also, if the Board really believes that Mr. Pappas’ interests are not aligned with stockholders, then why was he offered a Board seat?

FIESTA FICTION #4: John B. Morlock has a consistent history of destroying stockholder value.

FACTS: Mr. Morlock is a talented restaurant operator that will prove invaluable in the implementation and execution of a precise plan to drive stockholder value.

During Mr. Morlock’s tenure with Potbelly Corporation, the restaurant experienced exponential growth from a local sandwich shop to a publicly traded company with more than 400 locations.

	2002	2016	Increase	CAGR
Revenue	~$24,000	$407,131	17.0x	19%
Adjusted EBITDA	~$2,000	$48,000	24.0x	22%
Stores	16	411	25.7x	22%

$ in thousands

2 JCP acknowledges that Leucadia National Corporation, a multi-billion dollar holding company of which director Brian P. Friedman serves as President and a director, purchased shares one week before Mr. Twohig.

At the time of his departure, Potbelly’s Chairman and CEO Aylwin Lewis had this to say about Mr. Morlock in a company-wide email:

“I am sad to convey that John Morlock SVP, Ops Growth has informed me that after 14 years with the Potbelly Nation he will be moving on to another opportunity. Words alone can't express how grateful I am for the multitude of contributions John has made to operating our shops. John joined Potbelly in December of 2002 as SVP, Chief Operating Officer reporting to Bryant Keil. He started when the company had just 18 shops. His previous work at SpinCycle, Einstein's, Boston Chicken and Blockbuster prepared him well! He is one of the three key people who have really driven this brand over the years - Bryant, Carl and John.

I have personally appreciated his business knowledge and his partnership during our ‘road warrior’ years. When I first got here I leaned on him a lot - he's been like a brother. We spent a lot of time on the road and talked every day. His support of the culture has been outstanding. Even last year when he asked to step back, he continued to help drive the growth strategy in domestic franchising.

John will forever be a big player in the history books of Potbelly. He will be inducted into the Potbelly Hall of Fame.”

While Fiesta would like stockholders to think that Mr. Morlock is responsible for the destruction of companies, the truth is he is frequently brought aboard distressed companies facing extreme challenges to implement turnaround plans. For instance, at Spin Cycle, Inc., Mr. Morlock was hired for a 2.5 year turnaround plan but completed the process in 1.5 years in a manner benefiting stockholders. John H. Muehlstein, a founding investor in Spin Cycle and Clubhouse International, had this to say with respect to Mr. Morlock’s involvement at both companies:

“After both concepts [Spin Cycle and Clubhouse] ran into serious operating difficulties, I introduced John to the Boards of both businesses in an effort to implement turnaround plans. John was hired by both Boards to replace existing failed management. One of the Board members of Spin Cycle who hired John was a representative of CS First Boston, the major bondholder. In both situations, John was hired long after the concepts had begun to collapse.”

Stockholders will greatly benefit from the addition of Mr. Morlock to the Board.

FIESTA FICTION #5: Fiesta has the right Board to drive stockholder value.

FACTS: Fiesta’s incumbent directors have presided over prolonged underperformance and must be held accountable for the massive destruction of value that has occurred under their watch.

Not only has Fiesta materially underperformed its peers and relevant indices over the past 5 years, Fiesta has produced negative total shareholder returns over the last 1, 2 and 3-year periods.

	Share Price Performance (1)
	1-Year	2-Year	3-Year	5-Year
Buffalo Wild Wings Inc	11%	-3%	9%	85%
Popeyes Louisiana Kitchen Inc	52%	40%	116%	350%
Panera Bread Co	51%	68%	104%	119%
El Pollo Loco Holdings Inc	28%	-39%	-	-
Average of Most Similar Competitors (2)	36%	16%	76%	185%
S&P 500 Index	17%	12%	27%	84%
Russell 2000 Restaurants Index	15%	4%	34%	117%
2016 FRGI Proxy Group (3)	11%	0%	27%	143%
Fiesta Restaurant Group Inc	-3%	-53%	-37%	98%
Underperformance vs. Average of Most Similar Competitors	-38%	-69%	-113%	-86%
Underperformance vs. Russell 2000 Restaurants Index	-18%	-57%	-71%	-19%
Underperformance vs. 2016 FRGI Proxy Group	-13%	-53%	-64%	-45%

Source: Bloomberg as of May 19, 2017.
1. Figures are adjusted for dividends
2. BWLD, PLKI, PNRA, LOCO. PNRA’s acquisition by JAB Holdings announced April 5, 2017.
3. Used 2016 Proxy Group as FRGI eliminated the Proxy Group in 2017.

The same incumbent directors that approved the squandering of more than $70 million expanding Pollo Tropical into Texas (while neglecting the core Florida market) somehow want stockholders to believe that they are the right choice to enhance stockholder value. While Fiesta has attempted to frame its total shareholder return in a positive light by stopping the calculation in 2015 and excluding certain peers, we are confident that our fellow stockholders see through this ploy.

FIESTA FICTION #6: Fiesta is committed to strong corporate governance practices.

FACTS: Fiesta maintains a classified Board structure and many other stockholder unfriendly provisions that are inconsistent with corporate governance best practices that serve to entrench the incumbents, including:

  Stockholders cannot act by written consent;
  Stockholders cannot call special meetings;
  Supermajority voting requirement to amend organizational documents;3 and
  Directors may only be removed for cause by a supermajority vote.

3 Including all Bylaw provisions and stockholder unfriendly provisions in the Charter.

While Fiesta claims to have a focus on Board refreshment, it should be noted that each of the Board’s unilateral appointments occurred since the end of February 2017, after our public involvement. Notably, no non-executive director has stepped down and none of the recently appointed directors are up for election at the Annual Meeting.

FIESTA STOCKHOLDERS – DO NOT BE MISLED BY THE COMPANY’S FALSE AND MISLEADING STATEMENTS

It is evident that our campaign has inspired reactionary changes at Fiesta, but there is more work to be done. If elected, our nominees will bring increased stockholder oversight into the boardroom to ensure increased accountability and that decisions are made with stockholders’ best interests in mind.

If elected, our nominees eagerly look forward to working with the new CEO and the other members of the Board to deliver stockholder value, as JCP has repeatedly done with its portfolio companies.

We encourage stockholders to visit our website at www.FixFiesta.com to review our detailed investor presentation.

The time for accountability is now. We urge stockholders to send a clear message to the Board that Fiesta’s continued underperformance and pattern of entrenchment will not be tolerated by voting the GOLD proxy to elect our highly qualified candidates John B. Morlock and James C. Pappas.

VOTE THE GOLD PROXY CARD TO ELECT JOHN B. MORLOCK AND JAMES C. PAPPAS TODAY

If you have any questions, or require assistance with your vote, please contact InvestorCom, toll-free at (877) 972-0090, call direct at (203) 972-9300

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure. JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Investor Contacts:

James C. Pappas

JCP Investment Management, LLC

(713) 333-5540

John Glenn Grau

InvestorCom

(203) 972-9300

Media Contact:

Gotham Communications

Bill Douglass, (646) 504-0890

bill@gothamcomm.com